Exhibit 4.7

EXECUTION COPY

OAKTREE CAPITAL MANAGEMENT, LLC

$50,000,000 IN AGGREGATE PRINCIPAL AMOUNT

OF

6.09% SENIOR NOTES DUE JUNE 6, 2016

NOTE PURCHASE AGREEMENT

Dated as of June 6, 2006

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SECTION XXII. MISCELLANEOUS	34

§22.01 Successors and Assigns	35
§22.02 Payments Due on Non-Business Days	35
§22.03 Severability	35
§22.04 Construction	35
§22.05 Counterparts	35
§22.06 Governing Law	35

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SCHEDULES AND EXHIBITS

SCHEDULE A	—	Information Relating To Purchasers
SCHEDULE B	—	Defined Terms
SCHEDULE 4.09	—	Changes in Company Structure
SCHEDULE 5.01	—	Members of the Company
SCHEDULE 5.05	—	Disclosure Materials
SCHEDULE 5.06	—	Subsidiaries of the Company and Ownership of Subsidiary Equity
SCHEDULE 5.07	—	Financial Statements
SCHEDULE 5.10	—	Certain Litigation
SCHEDULE 5.13	—	Licenses, Permits, Patents, etc.
SCHEDULE 5.17	—	Use of Proceeds
SCHEDULE 5.18	—	Existing Indebtedness
SCHEDULE 8.03	—	Current Owners of the Company
EXHIBIT 1	—	Form of 6.09% Senior Note due June 6, 2016
EXHIBIT 4.04(a)	—	Form of Opinion of Special Counsel to the Company
EXHIBIT 4.04(b)	—	Form of Opinion of Special Counsel for the Purchasers
EXHIBIT 13.02	—	Form of Certificate Regarding Exemption From The Registration Requirements Of The Securities Act Of 1933, As Amended

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OAKTREE CAPITAL MANAGEMENT, LLC

333 South Grand Avenue

28th Floor

Los Angeles, CA 90071

Telephone: (213) 830-6300

Telecopier: (213) 830-6290

NOTE PURCHASE AGREEMENT

Dated as of June 6, 2006

To Each of the Purchasers Listed

In Schedule A Hereto

Ladies and Gentlemen:

The undersigned, Oaktree Capital Management, LLC, a California limited liability company (the “Company”), hereby agrees with you as follows:

SECTION I. AUTHORIZATION OF NOTES.

The Company will authorize the issuance and sale of $50,000,000 in aggregate principal amount of its 6.09% Senior Notes due June 6, 2016 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section XIII of this Agreement or the Other Agreements (as hereinafter defined)). The Notes shall be substantially in the form set forth in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Each Note shall bear interest from the date thereof until such Note shall become due and payable in accordance with the terms thereof and hereof (whether at maturity, by acceleration or otherwise) at the rate of 6.09% per annum, payable semiannually in arrears on the 6th day of June and December in each year, commencing December 6, 2006, and shall have a stated maturity of June 6, 2016. Interest on each Note shall be computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months. Each Note shall bear interest on any overdue principal, including any overdue payment or prepayment of principal and premium, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at the rate specified in such Note. If the Company shall have paid or agreed to pay any interest or premium on any Note in excess of that permitted by law, then it is the express intent of the Company and the holder thereof that all excess amounts previously paid or to be paid by the Company be applied to reduce the principal balance of such Note, and the provisions thereof immediately be deemed reformed and the amounts thereafter collectable thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION II. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section III, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the “Other Agreements”) identical with this Agreement with each of the other purchasers named in Schedule A (the “Other Purchasers”), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A. Your obligations hereunder and the obligations of the Other Purchasers pursuant to the Other Agreements are several and not joint and several obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

SECTION III. CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, at 10:00 a.m., eastern standard time, at a closing (the “Closing”) on June 6, 2006 or on such other Business Day thereafter on or prior to June 30, 2006 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 4100-071372 at Wells Fargo Bank, Los Angeles, CA 90071, ABA No. 121 000 248, Account Name: Oaktree Capital Management, LLC, Attention: Wire Department, Reference: Senior Notes. If at the Closing (a) the Company shall fail to tender such Notes to you as provided above in this Section III, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or (b) any of the conditions specified in Section IV shall not have been fulfilled to your satisfaction, the transactions described herein shall not have been deemed to have closed and you shall be relieved of all further obligations under this Agreement.

SECTION IV. CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

§4.01. Representations and Warranties. The representations and warranties of the Company in this Agreement and in any certificate of the Company given in connection with the transactions contemplated hereby shall be correct when made and at the time of the Closing.

§4.02. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.17) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by §§10.01 through 10.05 hereof had such Sections applied since such date.

§4.03. Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in §§4.01, 4.02 and 4.09 have been fulfilled.

§4.04. Opinions of Counsel. You shall have received opinions, dated the date of the Closing, from:

(a) Munger, Tolles & Olson LLP, special counsel for the Company, substantially in the form attached hereto as Exhibit 4.04(a) (and the Company hereby instructs its counsel to deliver such opinion to you), and

(b) Morgan, Lewis & Bockius LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.04(b) and covering such other matters incident to such transactions as you may reasonably request.

§4.05. Purchase Permitted By Applicable Law, etc. On the date of the Closing, your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

§4.06. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

§4.07. Payment of Special Counsel Fees. Without limiting the provisions of §15.01, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of your special counsel referred to in §4.04(b) to the extent reflected in a statement of such counsel rendered to the Company at least one (1) Business Day prior to the Closing; provided that the Company shall not be liable for the attorneys’ fees, costs and disbursements of more than one firm of special counsel (which firm shall be the firm retained to represent you, the Other Purchasers, and all other holders of Notes collectively).

§4.08. Private Placement Number. A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

§4.09. Changes in Company Structure. Except as specified in Schedule 4.09, the Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.07.

§4.10. Consents of Holders of Other Securities. On or prior to the date of the Closing, all consents or approvals required to be obtained from all holders of outstanding Indebtedness, Securities and other obligations of the Company that are necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents and approvals shall be satisfactory in form and substance to you and your special counsel.

§4.11. Funding Instructions. At least three (3) Business Days prior to the date of the Closing, you shall have received written instructions executed by a Responsible Officer on letterhead of the Company directing the manner of the payment of the purchase price for the Notes and setting forth (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for the Notes is to be deposited, and (iv) the name and telephone number of the account representative responsible for verifying receipt of such funds.

§4.12. Proceedings, Instruments, etc. All proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or it may reasonably request.

§4.13. Amendment and Waiver to the Credit Agreement. The Fifth Amendment and Waiver to the Amended and Restated Credit Agreement, dated as of October 2, 2003, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, shall have been duly executed by the parties thereto, shall be reasonably satisfactory to you and shall constitute the legal, valid and binding obligation of each of such parties, enforceable against each of such parties in accordance with its terms.

SECTION V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

§5.01. Members of the Company. Schedule 5.01 lists all of the members of the Company together with their respective percentage equity interests in the Company.

§5.02. Organization; Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

§5.03. Authorization, etc. This Agreement and the Other Agreements and the Notes have been duly authorized by all necessary action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

§5.04. Operating Agreements and Other Information. The Company has furnished to you and your special counsel true, correct and complete copies of its operating agreement and any required resolutions of its members authorizing the execution, delivery and acceptance of this Agreement, the Other Agreements and the Notes.

§5.05. Disclosure. The Company, through its agents, J.P. Morgan Securities Inc. and HSBC Securities Inc., has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated April 4, 2006 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.05, this Agreement, the Memorandum, the documents, certificates or other writings identified in Schedule 5.05 delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.07, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.05, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.07, since December 31, 2005, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

§5.06. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.06 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s principals and senior officers.

(b) All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown in Schedule 5.06 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.06).

(c) Each Subsidiary identified in Schedule 5.06 is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the Other Agreements, the agreements listed on Schedule 5.06 and customary limitations imposed by corporate, limited liability company, partnership and other entity statutes and regulations) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

§5.07. Financial Statements. The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.07. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified therein and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any non-contingent Material liabilities required by GAAP to be disclosed in such financial statements that are not disclosed on such financial statements or Schedule 5.07 or otherwise disclosed by the Company in writing to you and the Other Purchasers.

§5.08. Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, operating agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

§5.09. Governmental Authorizations, etc. Based upon the representations and warranties of the Purchaser and the Other Purchasers, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than filings made pursuant to Regulation D promulgated under the Securities Act or similar filings or notices under state securities laws.

§5.10. Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed in Schedule 5.10, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

§5.11. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate actions and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves to the extent required by GAAP. The Company knows of no basis for any other tax or assessment not reflected on the most recent audited balance sheet referred to in §5.07 that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP. The Federal income tax returns of the

Company and its Subsidiaries have been audited by the Internal Revenue Service or the statute of limitations relating to such returns (or their underlying liabilities) has expired, and all liabilities for taxes shown thereon to be due have been paid, for all fiscal years up to and including the fiscal year ended December 31, 2001.

§5.12. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in §5.07 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

§5.13. Licenses, Permits, etc. Except as disclosed in Schedule 5.13:

(a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

§5.14. Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or any transaction in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this §5.14(e) is made in reliance upon and subject to the accuracy of your representation in §6.02 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

§5.15. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes (or within 24 months of the Closing, any similar securities) for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than ten (10) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the provisions of any securities or blue sky laws of any applicable jurisdiction.

§5.16. Solvency. The Company is not and, immediately after giving effect to the issue and sale of the Notes and the consummation of the other transactions contemplated by this Agreement, will not be, insolvent as defined under any applicable federal or state law.

§5.17. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.17. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR Part 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR Part 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR Part 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

§5.18. Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.18 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the Closing. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by §10.04.

§5.19. Foreign Assets Control Regulations, etc. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any of its Subsidiaries (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Company and its Subsidiaries are in compliance, in all Material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act (USA Patriot Act of 2001).

No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United Stated Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

§5.20. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

§5.21. Environmental Matters. Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing:

(a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

§5.22. Ranking of Obligations. The Company’s obligations pursuant to the Notes and this Agreement will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all of its other outstanding unsecured and unsubordinated Indebtedness.

SECTION VI. REPRESENTATIONS OF THE PURCHASER.

§6.01. Purchase for Investment. You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

§6.02. ERISA Representations. You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (as defined in Part V of PTE 84-14 (the “QPAM Exemption”) managed by a “qualified professional asset manager” or “QPAM” (as defined in Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (as defined in Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Section I(a) through (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this §6.02, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION VII. INFORMATION AS TO COMPANY.

§7.01. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within:

(x) forty-five (45) days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated statement of financial condition of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of operations, changes in members’ capital and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied; and

(y) sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated statement of financial condition of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of operations, changes in members’ capital and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles in the United States of America consistently applied, in the cases of clauses (x) and (y), applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within ninety (90) days after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated statement of financial condition of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of operations, changes in members’ capital and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with both generally accepted accounting principles in the United States of America consistently applied and GAAP consistently applied, and accompanied (A) by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their operations and cash flows and have been prepared in conformity with both generally accepted accounting principles in the United States of America consistently applied and GAAP consistently applied, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware, without making any independent investigation, of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

(c) Notice of Default or Event of Default — promptly, and in any event within five (5) days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in §11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(d) ERISA Matters — promptly, and in any event within five (5) days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(e) Notices from Governmental Authority — promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(f) Information Required by Rule 144A — promptly upon the request of the holder of any Note, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with a resale of the Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

§7.02. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to §7.01(a) or §7.01(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of §§ 10.03, 10.04 and 10.06 hereof during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review did not disclose the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

§7.03. Inspection. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to meet to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided, however, that the Company shall not be required to hold such visit or meeting with any holder more than once every twelve (12) months and that the Company shall notify other holders of Notes of such request for a meeting or visit by any holder; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Notwithstanding the foregoing, an Institutional Investor (other than an original purchaser of a Note) that is a Competitor of the Company will not have the inspection rights contained in this §7.03 unless and until the occurrence of a Default or an Event of Default.

SECTION VIII. PREPAYMENT OF THE NOTES.

§8.01. Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

§8.02. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes at a price equal to the outstanding principal balance thereof plus the Make-Whole Amount, together with interest accrued through the date of prepayment. The Company will give each holder of Notes written notice of each optional prepayment under this §8.02 not less than thirty (30) days (and not more than sixty (60) days) prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with §8.04), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. Except as explicitly provided in §§8.02 and 8.03, the Company may not prepay all, or any part of, the Notes.

§8.03. Mandatory Offer to Prepay in Event of Change of Control.

(a) In the event of the occurrence of a Change of Control, the Company shall deliver to each holder of a Note a §8.03 Notice and Offer to Prepay pursuant to §8.03(b). Any prepayment of Notes pursuant to this §8.03 shall be made at a prepayment price equal to the principal amount of Notes to be prepaid, together with interest accrued thereon to the date of prepayment, plus a premium equal to the Make-Whole Amount, provided, however, that no Make-Whole Amount shall be applicable in respect of such prepayment in the event that such Change of Control results from the occurrence of an event specified in clause (ii) of §8.03(e) unless the event specified in clause (i) of §8.03(e) also has occurred.

(b) Not later than thirty (30) days and not more than sixty (60) days prior to a Change of Control, the Company shall give written notice to each holder of a Note that the Company anticipates a Change of Control and of such holder’s right to elect to be prepaid hereunder arising as a result thereof (a “§8.03 Notice and Offer to Prepay”). Such §8.03 Notice and Offer to Prepay shall state: (i) that such notice is delivered pursuant to this §8.03(b); (ii) the proposed date of and a description of the circumstances surrounding such Change of Control; (iii) the date by which a holder must deliver a §8.03(c) Response pursuant to §8.03(c) hereof in order to accept prepayment; and (iv) the date on which the Company expects to prepay the Notes pursuant to §8.03(c), which prepayment date shall be the date of the occurrence of a Change of Control (the “§8.03 Special Prepayment Date”). No failure by the Company to deliver a §8.03 Notice and Offer to Prepay to any holder shall limit such holder’s right to exercise such election and require the Company to effect such prepayment within a reasonable time period after such holder becomes aware of such Change of Control.

(c) To accept prepayment pursuant to this §8.03 of the Notes held by it, a holder shall deliver to the Company such holder’s notice that it accepts prepayment pursuant to this §8.03 with respect to the Notes held by it and designated therein (a “§8.03(c) Response”). Such §8.03(c) Response shall be delivered to the Company on or before the tenth (10th) day prior to the §8.03 Special Prepayment Date. The §8.03(c) Response shall set forth the name of such holder and the statement that it accepts prepayment pursuant to this §8.03 with respect to the Notes designated therein. Promptly and in any event within three (3) Business Days after receipt of a holder’s §8.03(c) Response, the Company shall, by written notice to such holder of a

Note, acknowledge receipt thereof. If the Company has delivered a §8.03 Notice and Offer to Prepay to each holder and on or prior to the fifteenth (15th) day prior to the §8.03 Special Prepayment Date, the Company shall not have received a §8.03(c) Response from a holder (or shall have received a §8.03(c) Response with respect to some but not all the Notes held by such holder), the Company shall promptly, but in any case within one (1) Business Day after the commencement of such fifteen (15) day period, deliver written notice to such holder that all of the Notes held by such holder (or all of the Notes held by such holder with respect to which such holder shall not have declined prepayment in such holder’s §8.03(c) Response) may be prepaid pursuant to this §8.03 on the §8.03 Special Prepayment Date. A failure by a holder to respond to an offer to prepay made pursuant to this §8.03 shall be deemed to constitute an acceptance of such offer by such holder.

(d) The obligation of the Company to prepay Notes pursuant to the offers required by §8.03(b) and their acceptance in accordance with §8.03(c) is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on the §8.03 Special Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change of Control occurs. The Company shall keep each holder reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this §8.03 in respect of such Change of Control shall be deemed rescinded). In the event that such Change of Control does not occur on the §8.03 Special Prepayment Date or within one hundred eighty (180) days thereafter, the Company shall not permit any Change of Control to occur unless it delivers a new §8.03 Notice and Offer to Prepay and otherwise complies anew with the provisions of this §8.03.

(e) For the purposes of this §8.03, a “Change of Control” shall mean (i) any event whereby any Person or Persons that would be considered a “group” for purposes of Section 13(d) of the Exchange Act, the regulations promulgated thereunder or Schedule 13D promulgated by the Commission (or any successor section, regulation or form), other than any Persons listed on Schedule 8.03 and any other officer of the Company or any of its Subsidiaries admitted as a member of the Company hereafter in the ordinary course of business, shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 35% of the aggregate Capital Stock of the Company, or (ii) the acquisition of direct or indirect Control of the Company by any Person or Persons (other than any of the Key Principals).

§8.04. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

§8.05. Maturity; Surrender, etc. In the case of each prepayment of Notes pursuant to this Section VIII, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and the applicable Make-Whole Amount as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall, upon written request therefor by the Company, be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note without the consent of the holder of the Note to whom such amount is payable.

§8.06. Purchase of Notes. The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

§8.07. Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to §8.02 or §8.03 or has become or is declared to be immediately due and payable pursuant to §12.01, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield generated by (a) linearly interpolating the yields by Bloomberg Financial Market Services, as of 10:00 a.m., eastern standard time, on the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) for the most actively traded (also known as “on the run”) U.S. Treasury securities having a maturity between (1) the most actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the most actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, in U.S. Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of the Settlement Date. The

Reinvestment Yield shall be rounded to the number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to §8.02, §8.03 or §12.01.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to §8.02 or §8.03 or has become or is declared to be immediately due and payable pursuant to §12.01, as the context requires.

SECTION IX. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

§9.01. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

§9.02. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

§9.03. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this §9.03 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

§9.04. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and by appropriate actions, and the Company or a Subsidiary has established adequate reserves therefor to the extent required by GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

§9.05. Legal Existence, etc. Subject to §10.02, the Company will at all times preserve and keep in full force and effect its limited liability company existence. Subject to §10.02, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

§9.06. Priority Obligations. The Company will ensure that its obligations pursuant to this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all of the outstanding unsecured and unsubordinated Indebtedness of the Company.

SECTION X. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

§10.01. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into, directly or indirectly, any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

§10.02. Merger, Consolidation, etc.; Business

(a) The Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (except that a Subsidiary may consolidate or merge with, or convey, transfer or lease all or substantially all of its assets to the Company or a Wholly-Owned Subsidiary of the Company), unless:

(i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor”), shall be a solvent Person (other than a Governmental Authority) organized and existing under the laws of the United States, any State thereof or the District of Columbia, and, if the Company is consolidating or merging with another Person (or is conveying, transferring or leasing its assets to another Person) and the Company is not the Successor, (A) such Person shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Agreements and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders) and (B) the Company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor thereto that shall theretofore have become such in the manner prescribed in this §10.02 from its liability under this Agreement or the Notes.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

§10.03. Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness other than:

(a) Indebtedness existing as of the Closing and set forth in Schedule 5.18;

(b) Indebtedness of any Subsidiary owed to the Company or any Wholly-Owned Subsidiary;

(c) Indebtedness of any Subsidiary in addition to Indebtedness otherwise permitted pursuant to clauses (a) and (b) of this §10.03, provided that on the date that such Subsidiary incurs or otherwise becomes liable with respect to such Indebtedness and immediately after giving effect thereto, (i) no Default or Event of Default exists, and (ii) the aggregate principal amount of such Indebtedness in respect of all Subsidiaries plus (without duplication) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries secured by Liens permitted under clause (j) of §10.04 does not exceed 10% of the

Consolidated Total Assets of the Company (calculated as of the end of the most recently ended fiscal quarter);

(d) Indebtedness renewing, extending or refunding any Indebtedness permitted by §10.03(a), provided that (i) the terms and conditions of such renewal, extension or refund, taken as a whole, are not materially more burdensome than the terms and conditions of the Indebtedness being renewed, extended or refunded, (ii) such renewal, extension or refund does not increase the principal amount of the Indebtedness so renewed, extended or refunded and (iii) immediately after such renewal, extension or refund, no Default or Event of Default shall exist; and

(e) Indebtedness of any Subsidiary constituting a contingent obligation of such Subsidiary as the general partner or, to the extent of its capital contribution, a limited partner, of any limited partnership fund managed by the Company or any of its Affiliates, whether now existing or newly created, in respect of any Indebtedness of such fund, for so long as such Indebtedness remains a contingent obligation and not a primary obligation of such Subsidiary.

§10.04. Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except:

(a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by §5.11;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e) any attachment or judgment Lien, unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay;

(f) Liens existing on the date of the Closing and securing the Indebtedness of the Company and its Subsidiaries referred to in Schedule 5.18;

(g) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(h) any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction of property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of the Closing, provided that (i) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed, (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value of such property (or improvement thereon) at the time of such acquisition or construction, and (iii) any such Lien shall be created contemporaneously with, or within one hundred eighty (180) days after, the acquisition or construction of such property;

(i) any Lien renewing, extending or refunding any Lien permitted by this §10.04(f), (g) or (h), provided that (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist;

(j) in the case of a Subsidiary which serves as the general partner of a limited partnership fund managed by the Company or any of its Affiliates, any Lien on (x) such Subsidiary’s right as a general partner of such limited partnership fund relating to the capital commitments of the limited partners in such limited partnership fund and all rights of such Subsidiary in respect thereof, including, without limitation, the right to call and receive such capital contributions and compel and enforce payment thereof, and (y) such Subsidiary’s interests and rights as a general partner of any special purpose vehicle owned by such limited partnership fund, provided that such Subsidiary’s right to receive distributions, including, without limitation, any incentive allocation, from such special purpose vehicle is not Material and arises from de minimis capital contributions in special purpose vehicles which are required pursuant to the laws of any jurisdiction in which such special purpose vehicles are organized; and

(k) other Liens not otherwise permitted by clauses (a) through (j), provided that the aggregate Indebtedness secured by such Liens plus (without duplication) the aggregate principal amount of Indebtedness of each Subsidiary of the Company outstanding pursuant to §10.03(c), shall not exceed 10% of the Consolidated Total Assets of the Company (calculated as of the end of the most recently ended fiscal quarter).

§10.05. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or incur any liability to declare or make, directly or indirectly, any Restricted Payment, except (a) that so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company and its Subsidiaries may (i) declare and pay dividends with respect to their respective Capital Stock payable solely in additional shares of their respective Capital Stock, (ii) declare and pay dividends or make distributions in cash solely to their respective members, stockholders, and other equityholders, or declare and pay dividends to be used solely for making payments with respect to the Notes and (iii) repurchase Capital Stock from its equityholders, and (b) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or arrangements for management or employees of the Company and its Subsidiaries.

§10.06. Financial Condition Covenants.

(a) Consolidated Leverage Ratio. The Company will not permit at any time the ratio of Consolidated Total Debt to Consolidated EBITDA to be greater than 3.0 to 1.0.

(b) Consolidated Interest Coverage Ratio. The Company will not permit at any time the ratio of Consolidated EBITDA to Consolidated Interest Expense to be equal to or less than 4.0 to 1.0.

(c) Consolidated Members’ Capital. The Company will not permit the Consolidated Members’ Capital at the end of any fiscal quarter to be less than $40,000,000.

(d) Assets Under Management. The Company will not permit the Assets Under Management at any time to be less than $20,000,000,000.

§10.07. Restrictions on Dividends. The Company will not permit any Subsidiary to enter into any agreement, instrument or other document (other than this Agreement, the Other Agreements, and the agreements listed on Schedule 5.06) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

SECTION XI. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise;

(b) the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable;

(c) the Company defaults in the performance of or compliance with any term contained in §7.01(c) or §10.02(a);

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section XI) and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note;

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company or in any writing furnished in connection with the transactions contemplated in this Agreement proves to have been false or incorrect in any material respect on the date as of which made;

(f) the Company or any Subsidiary shall, in respect of any of its Indebtedness which is outstanding in a principal amount, individually or in the aggregate, of at least $5,000,000 (excluding the Notes) (i) fail to make any payment (principal, interest, premium or make-whole amount) when due, whether at maturity, at a date fixed for prepayment, upon acceleration or otherwise after any applicable grace period, or (ii) default in the performance or observance of any other provision contained in any instrument or agreement evidencing such Indebtedness or pursuant to which such Indebtedness was issued or incurred (which default shall not have been waived), if the effect of such default (or the existence of any condition) is to cause or permit the holder of such Indebtedness or a trustee or agent thereof to cause such Indebtedness to become or be declared due and payable prior to its scheduled maturity;

(g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing, other than a liquidation of a Subsidiary which would not reasonably be expected to have a Material Adverse Effect;

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary on behalf of itself, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary, or any such petition shall be filed against the Company or any Subsidiary and such petition shall not be dismissed within sixty (60) days;

(i) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 which is not covered by an insurance provider or a third party that has agreed to pay indemnification are rendered against one or more of the Company and its Subsidiaries, which insurance provider or third party is solvent both before and after such payment, and which judgments are not, within thirty (30) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; or

(j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

SECTION XII. REMEDIES ON DEFAULT, ETC.

§12.01. Acceleration.

(a) If an Event of Default with respect to the Company described in Section XI(g) or (h) (other than an Event of Default described in clause (i) of Section XI(g) or described in clause (vi) of Section XI(g) by virtue of the fact that such clause encompasses clause (i) of Section XI(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section XI(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this §12.01, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon from the date of the Default giving rise to such Event of Default at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

§12.02. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under §12.01, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

§12.03. Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of §12.01, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section XVII, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this §12.03 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

§12.04. No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section XV, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section XII, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION XIII. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

§13.01. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

§13.02. Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof) and upon receipt of any other documents or information required by this Agreement or the Note, the Company shall, as soon as practicable thereafter, execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in §6.02. Prior to the consummation of any transfer of any Note, the holder of such Note will deliver to the Company a certificate in the form attached hereto as Exhibit 13.02 confirming that such transfer is being made pursuant to an exemption from the registration requirements of the Securities Act.

§13.03. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $250,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense, as soon as practicable thereafter, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION XIV. PAYMENTS ON NOTES.

§14.01. Place of Payment. Subject to §14.02, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Los Angeles, California, at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in the United States.

§14.02. Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in §14.01 or in such Note to the contrary, the Company will pay all sums becoming due, including payment at maturity, on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to §14.01. Prior to any sale or other disposition of any Note held by you or your nominee, you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to §13.02. The Company will afford the benefits of this §14.02 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this §14.02.

SECTION XV. EXPENSES, ETC.

§15.01. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees, costs and disbursements of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the reasonable costs and expenses, including reasonable financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes; provided that, (x) with respect to attorneys’ fees, costs and disbursements payable by the Company pursuant to this §15.01, the Company shall not be obligated to pay for the attorneys’ fees, costs and disbursements of more than one firm of special counsel (which firm shall be the firm retained to represent you, the Other Purchasers, and all other holders of Notes collectively) and, to the extent that local or other counsel is reasonably required, the attorneys’ fees, costs and disbursements of no more than one firm of such local or other counsel (which firm shall be the firm retained to represent you, the Other Purchasers, and all other holders of Notes collectively), and (y) with respect to financial advisors’ fees payable by the Company pursuant to this §15.01, the Company shall not be obligated to pay for financial advisors’ fees and related costs and expenses of more than one firm of financial advisors (which firm shall be the firm retained to represent you, the Other Purchasers, and all other holders of Notes collectively). The Company will pay, and will hold you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

§15.02. Survival. The obligations of the Company under this Section XV will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION XVI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION XVII. AMENDMENT AND WAIVER.

§17.01. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section I, II, III, IV, V, VI or XXI hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section XII relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections VIII, XI(a), XI(b), XII, XVII or XX.

§17.02. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each registered holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section XVII to each registered holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

§17.03. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section XVII applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

§17.04. Notes held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION XVIII. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section XVIII will be deemed given only when actually received.

SECTION XIX. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section XIX shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION XX. CONFIDENTIAL INFORMATION.

For the purposes of this Section XX, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement (including, without limitation, pursuant to §7.01 and §7.03) that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company, such Subsidiary or any investment fund which is managed by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries acts as a general partner or an investment advisor, provided that such term does not include information that (a) was (i) publicly known or (ii) otherwise known to you prior to the time of such disclosure (other than from a source that you knew or should reasonably have known was bound by a confidentiality obligation with respect to such information), (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you from a source that you knew or reasonably should have known was bound by a confidentiality obligation with respect to such information or (d) constitutes financial statements delivered to you under §7.01 that are otherwise publicly available. You will not use the Confidential Information for any purpose (including, without limitation, (x) to compete with the business of the Company, any of its Subsidiaries or any investment fund which is managed by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries acts as a general partner or an investment advisor or (y) in connection with the creation or management of any investment fund for which you act or any of your affiliates acts as a general partner or an investment advisor) other than purposes directly related to your holding of the Notes and will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your trustees, directors, officers, employees, agents, attorneys and affiliates who need to know such information for purposes directly related to your holding of the Notes and are directed to hold confidential the Confidential Information substantially in accordance with the terms of this Section XX and are prohibited from using the Confidential Information other than for purposes directly related to your holding of the Notes, (ii) your financial advisors and other professional advisors who need to know such information for purposes directly related to your holding of the Notes and agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section XX and are prohibited from using the Confidential Information other than for purposes directly related to your holding of the Notes, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (but only if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section XX), (v) any Person from which you offer to purchase any security of the Company (but only if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section XX), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be reasonably necessary or appropriate (provided that you shall use your reasonable best efforts to cause such Person to agree in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section XX) (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section XX as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section XX.

SECTION XXI. SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section VI. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section XXI), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section XXI), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

SECTION XXII. MISCELLANEOUS.

§22.01. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

§22.02. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

§22.03. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

§22.04. Construction. Each covenant contained herein shall be construed (absent an express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made by the Company for purposes of this Agreement, the same shall be done by the Company in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

§22.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

§22.06. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

If you are in agreement with the forgoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours, OAKTREE CAPITAL MANAGEMENT, LLC

By:	/S/ DAVID M. KIRCHHEIMER, CPA
Name: David M. Kirchheimer, CPA Title: Principal, Chief Financial and Administrative Officer

By:	/S/ BRUCE A. KARSH
Name: Bruce A. Karsh Title: President

The foregoing is hereby agreed to

as of the date thereof.

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/S/ EMILIA F. WIENER
Name: Emilia F. Wiener Title: Investment Officer

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliates” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement.

“Assets Under Management” means the aggregate amount of the assets in investment funds managed by the Company or any of its Subsidiaries for which it acts as a general partner or an investment advisor, the amount of which is used by the Company or any such Subsidiary in calculating the management fees charged by the Company or such Subsidiary with respect thereto, plus or minus, as applicable, any change in the market value of the private partnership funds of the Company or any such Subsidiary.

“Business Day” means (a) for the purposes of §8.07 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Los Angeles, California are required or authorized to be closed.

“Capital Lease” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, membership or other interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all membership interests, participations or other equivalents (however designated) in a limited liability company, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Change of Control” has the meaning set forth in §8.03(e).

“Closing” has the meaning set forth in Section III.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

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“Commission” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Company” means Oaktree Capital Management, LLC, a California limited liability company.

“Competitor” means any Person whose business is in substantial part in competition with the business of the Company or its Affiliates, other than any bank, trust company, savings and loan association, insurance company, broker dealer or any similar financial institution or entity.

“Confidential Information” has the meaning set forth in Section XX.

“Consolidated EBITDA” means, for any date of determination, the sum of (1) Consolidated Net Income for the most recently ended four fiscal quarters of the Company, plus, (2) to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, and without duplication, the sum of (a) income tax expense, (b) interest expense (net of interest income), amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expenses, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside the ordinary course of business); provided that the amounts referred to in this clause (e) shall not, in the aggregate, exceed $4,000,000 for any fiscal year of the Company, and (f) any other non-cash charges, and minus, (3) to the extent included in the statement of such Consolidated Net Income for such period any non-cash income, all as determined on a consolidated basis, for the most recently ended four fiscal quarters of the Company.

For the purposes of calculating Consolidated EBITDA for any period of the four consecutive fiscal quarters pursuant to any determination under §10.06(a), (i) if any Material Disposition is made by the Company or any Subsidiary in any such period, an amount equal to the Consolidated EBITDA attributable to such property for such period shall reduce (if such attributed Consolidated EBITDA is positive) or shall increase (if such attributed Consolidated EBITDA is negative) the Consolidated EBITDA for such period and (ii) if any Material Acquisition is made by the Company or any Subsidiary in any such period, the Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period. As used in this definition, “Material Acquisition” means any acquisition of property or Capital Stock or series of related acquisitions of property or Capital Stock that (a) constitutes assets comprising in excess of 51% of an operating unit of a business of the seller or constitutes in excess of 51% of the Capital Stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any disposition of property or Capital Stock or series of related dispositions of property or Capital Stock that yields gross proceeds to the Company or any of its Subsidiaries in excess of $5,000,000.

“Consolidated Interest Expense” means, for any date of determination, interest expense (including that attributable to Capital Leases) of the Company and its Subsidiaries for the most recently ended four fiscal quarters of the Company with respect to all outstanding Indebtedness

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of the Company and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges paid or owed with respect to letters of credit, bankers’ acceptances and other Indebtedness, and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) excluding, for the avoidance of doubt, interest that accrues on Indebtedness of a Subsidiary of the type described in §10.03(e), for so long as such Indebtedness remains a contingent obligation and not a primary obligation of such Subsidiary.

“Consolidated Members’ Capital” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Company and its Subsidiaries under members’ capital at such date.

“Consolidated Net Income” means, for any period, the consolidated income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) except as required otherwise in the definition of “Consolidated EBITDA”, the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of cash dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or Requirements of Law applicable to such Subsidiary.

“Consolidated Total Assets” means, at any date, the total assets of the Company and its Subsidiaries which would, in conformity with GAAP, be included on a consolidated balance sheet of the Company and its Subsidiaries, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries, Indebtedness of Subsidiaries of the type described in §10.03(e) and all other terms required to be eliminated in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Credit Agreement” means that certain Credit Agreement, dated as of October 2, 2003, as amended from time to time, between the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning set forth in Section XI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Sch. B-4

“Fair Market Value” means at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, except for the consolidation of investment funds advised by the Company and other entities that may be required by (a) Emerging Issues Task Force Issues No. 04-05, FIN 46 R or (b) similar subsequent authoritative accounting pronouncements.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d)	otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

Sch. B-5

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes, petroleum products or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to §13.01.

“Indebtedness” means, with respect to any Person, at any time, without duplication,

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person with respect to deposits or advances of any kind;

(c)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(d)	all obligations of such Person upon which interest charges are customarily paid;

(e) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(f) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(g) all Indebtedness of Affiliates of the Company or any other Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(h) all obligations of such Person under a Capital Lease;

(j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(l) all net liabilities of such Person under Hedging Agreements; and

Sch. B-6

(m) all Guarantees by such Person with respect to liabilities of a type described in clauses (a) through (l) above.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any general or limited partnership in which such Person is a partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“INHAM Exemption” has the meaning set forth in §6.02(e) hereof.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 20% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Key Principals” means Howard Marks, Bruce Karsh, Sheldon Stone, Stephen Kaplan, Kevin Clayton, Richard Masson, Larry Keele, John Frank and David Kirchheimer.

“Lien” means, (a) with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Make-Whole Amount” has the meaning set forth in §8.07.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Memorandum” has the meaning set forth in §5.05.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC Annual Statement” has the meaning set forth in §6.02(a) hereof.

“Notes” has the meaning set forth in Section I.

Sch. B-7

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Agreements” has the meaning set forth in Section II.

“Other Purchasers” has the meaning set forth in Section II.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five (5) years, has been established or maintained, or to which contributions are or, within the preceding five (5) years, have been made or were required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” has the meaning set forth in §6.02(a) hereof.

“PTE 95-60” has the meaning set forth in §6.02(a) hereof.

“QPAM Exemption” has the meaning set forth in §6.02(d) hereof.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Requirement of Law” means, with respect to any Person, the certificate of incorporation, by-laws, limited liability company agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or bringing upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Company or any option, warrant or other right to acquire any such shares of Capital Stock of the Company.

Sch. B-8

“§8.03 Notice and Offer to Prepay” has the meaning set forth in §8.03(b) hereof.

“§8.03(c) Response” has the meaning set forth in §8.03(c) hereof.

“§8.03 Special Prepayment Date” has the meaning set forth in §8.03(b) hereof.

“Securities” or “Security” has the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer of the Company.

“Source” has the meaning set forth in §6.02 hereof.

“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent, including, in either (a) or (b) above, any such entity which is a general partner or an investment advisor of an investment fund. Notwithstanding the foregoing, unless otherwise explicitly provided herein, “Subsidiary” does not include any investment fund which is managed by the Company or any of its Subsidiaries or for which it acts as a general partner or an investment advisor.

“Successor” has the meaning set forth in §10.02.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

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EXHIBIT A

PLEDGED ASSETS

(1)	(a) The general partner interests of OCM Mezzanine Fund II GP, LLC (the “General Partner”) in, and all other present and future right, title and interest of the General Partner as a general partner of:

(i) OCM MEZZANINE FUND II HOLDINGS (CAYMAN), L.P., a Cayman Islands exempted limited partnership and any successor(s) thereto or assignee(s) thereof (“Cayman Holdco”), and the rights, interest, and benefits in respect thereof of the General Partner arising under the respective agreements, documents and/or certificates (including, without limitation, the partnership agreement of Cayman Holdco, the certificate of exempted limited partnership of Cayman Holdco and any other publicly filed documents), constituting or governing Cayman Holdco (collectively, the “Cayman Holdco Documents”), including, without limitation, any security or other investment property (as such terms are defined in the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”)) comprised by any of the foregoing, and all other benefits pertaining thereto and any and all general intangibles and accounts (as such terms are defined in the Uniform Commercial Code as in effect in the State of New York) now owned or hereafter arising or acquired relating to the General Partner’s interest in Cayman Holdco and/or any of the foregoing; including, without limitation, all distributions by, and any other payments from, Cayman Holdco, and all present and future rights to receive any distributions or other payments from Cayman Holdco; and

(ii) OCM MEZZANINE FUND II HOLDINGS, L.P., a Delaware limited partnership and any successor(s) thereto or assignee(s) thereof (the “SPV Borrower”), and the rights, interest, and benefits in respect thereof of the General Partner arising under the respective agreements, documents and/or certificates (including, without limitation, the partnership agreement of the SPV Borrower, the certificate of limited partnership of the SPV Borrower and any other publicly filed documents), constituting or governing the SPV Borrower (collectively, the “SPV Borrower Documents”), including, without limitation, any security or other investment property (as such terms are defined in the Uniform Commercial Code as in effect in the State of organization of the SPV Borrower) comprised by any of the foregoing, and all other benefits pertaining thereto and any and all general intangibles and accounts (as such terms are defined in the Uniform Commercial Code as in effect in the State of New York) now owned or hereafter arising or acquired relating to the General Partner’s interest in the SPV Borrower and/or any of the foregoing; including, without limitation, all distributions by, and any other payments from, the SPV Borrower, and all present and future rights to receive any distributions or other payments from the SPV Borrower

(all of which property and rights referred to in this paragraph (a) are referred to collectively as the “Pledged Property”);

(b) Any custodial or other safekeeping or similar accounts in which any of the Pledged Property or any of the property described in the following paragraph (c) is deposited, any securities accounts containing or comprising any Pledged Property or any of the property described in the following paragraph (c), and any securities entitlements or other rights in respect thereof; and

(c) All of the proceeds, products, rents, issues and profits of any of the property described in paragraph (a), paragraph (b) or this paragraph (c).

(2) The General Partner’s right, title and interest in and to the following property, in each case whether now owned or hereafter acquired and whether now existing or hereafter arising and regardless of where located: (a) all the capital commitments of limited partners of OCM Mezzanine Fund II, L.P. (the “Fund”) and all rights under the partnership agreement of the Fund, as amended (the “Partnership Agreement”), under each subscription agreement completed by each limited partner of the Fund (a “Limited Partner”), and otherwise arising, in respect of the capital commitments of the Limited Partners (the “Capital Commitments”), including, without limitation, all of the General Partner’s rights to make calls for and receive capital contributions from the Limited Partners pursuant to and otherwise compel performance by the Limited Partners of, the Capital Commitments and to enforce the payment thereof pursuant to the terms of each subscription agreement completed by a Limited Partner and the Partnership Agreement, including, without limitation, all remedies for failure of performance thereof, all rights to compromise or settle the same, and all collateral securing and guaranties, rights in respect of letters of credit, and other accommodations and supporting obligations in respect of any Capital Commitments and, in each case, all rights to receive and apply any and all payments thereof; (b) all general intangibles and instruments (as such terms are defined in the New York UCC) relating to or evidencing any of the foregoing; and (c) all replacements, substitutions, products, profits, and proceeds of any of the foregoing.

EXHIBIT 4.04(a)

FORM OF OPINION OF

SPECIAL COUNSEL TO THE COMPANY

June         , 2006

The Purchasers Identified on

Attachment I hereto

Re:	Issuance of $50,000,000 in Aggregate Principal Amount of the 6.09% Senior Notes Due June 6, 2016 of Oaktree Capital Management, LLC

Ladies & Gentlemen:

We have acted as special counsel to Oaktree Capital Management, LLC, a California limited liability company (the “Company”), in connection with the issuance, on the date hereof, of $50,000,000 in aggregate principal amount of the 6.09% Senior Notes due June 6, 2016 of the Company (the “Notes”) pursuant to the Note Purchase Agreements, dated as of June 6, 2006 (the “Note Purchase Agreements”), between the Company and the purchasers identified on Attachment I hereto (the “Purchasers”). We are furnishing this opinion letter to you, at the request of the Company, pursuant to Section 4.04(a) of each Note Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Note Purchase Agreements.

In rendering the opinions expressed below, we have examined originals or copies of such documents, corporate records, certificates of public officials and other persons, and other instruments as we have deemed necessary or advisable, including:

(a)	the Note Purchase Agreements;

(b)	the Notes; and

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The Purchasers Identified on Attachment I hereto

June        , 2006

(c) the Private Placement Memorandum, dated as of April 4, 2006 (the “PPM”), prepared by J.P. Morgan Securities Inc. (“JPMorgan”) and HSBC Securities Inc. (“HSBC”), as placement agents, in connection with the offering and sale of the Notes.

In connection with the opinions expressed below, we have assumed, without investigation and with your consent, that: (i) all signatures are genuine; (ii) all documents provided to or reviewed by us that purport to be originals are authentic; (iii) all documents provided to or reviewed by us that purport to be copies conform to the originals thereof; (iv) all certificates of public officials and all public records provided to or reviewed by us are accurate, complete, and authentic; (v) each natural person who is a signatory to any document provided to or reviewed by us has the legal capacity to execute such document and, if applicable, to perform his or her obligations thereunder; (vi) each party to each Note Purchase Agreement or other document provided to or reviewed by us has all requisite power and authority to execute and deliver such Note Purchase Agreement or other document and to perform its obligations thereunder (other than, with respect to the Note Purchase Agreements and the Notes, the Company); (vii) each Note Purchase Agreement and other document provided to or reviewed by us has been duly authorized, executed, and delivered by each party thereto (other than, with respect to the Note Purchase Agreements and the Notes, the Company) in accordance with applicable law; (viii) each Note Purchase Agreement or other document provided to or reviewed by us constitutes the legal, valid, and binding obligation of each party thereto, enforceable against such party in accordance with its terms (other than, with respect to the Note Purchase Agreements and the Notes, the Company); (ix) each party to each Note Purchase Agreement or other document provided to or reviewed by us (other than the Company to the extent of our opinions expressed in Paragraph 5 below) has complied and will comply with all of its obligations thereunder and all legal requirements applicable to such party, its status, the Note Purchase Agreements, the Notes, and the transactions contemplated thereby, and such party (other than the Company to the extent of our opinions expressed in Paragraph 5 below) has obtained all necessary consents, licenses, and permits in connection therewith; (x) the Note Purchase Agreements and the Notes have not been modified, amended, terminated or revoked in any respect, and remain in full force and effect as of the date hereof; (xi) there are no agreements or understandings among the parties, and there is no usage of trade or course of prior dealing among the parties, that in either case would define, supplement or qualify the terms of the Note Purchase Agreements or the Notes; and (xii) the parties to the Note Purchase Agreements are not subject to any special laws, regulations or restrictions relevant to the transactions contemplated by the Note Purchase Agreements and the Notes that are not generally applicable to parties participating in transactions of the type contemplated by the Note Purchase Agreements and the Notes.

As to various questions of fact relevant to the opinions expressed below, we have relied upon, and assume the accuracy in all respects of, the representations and warranties contained in the Note Purchase Agreements (including those made by the Purchasers) and in certificates and oral and written statements and other information of or from representatives of the Company and other sources, including the Officers’ Certificate, the form of which is attached

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The Purchasers Identified on Attachment I hereto

June        , 2006

as Attachment II hereto (the “Officers’ Certificate”). In addition, we have relied upon, and assumed the accuracy in all respects of, the statements set forth in those certain letters, dated as of June 6, 2006, from JPMorgan and HSBC to the Company, Morgan, Lewis & Bockius LLP, and us, regarding the actions taken by JPMorgan and HSBC as placement agents for the Company in connection with the offer and sale of the Notes. We have further assumed that the PPM does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. We have made the foregoing assumptions without investigation and with your consent, and we have not engaged in any independent verification of any of the factual matters contained in any such document, certificate or statement or of any such information.

On the basis of the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1. The Company is a limited liability company, duly formed, validly existing, and, based solely on our review of a certificate of status issued on June 2, 2006 by the Secretary of State of the State of California and a written confirmation of a verbal status information from the Secretary of State of the State of California to National Corporate Research, Ltd. on June     , 2006, in good standing under the laws of the State of California.

2. The Company has the limited liability company power to conduct its business as described in the PPM and to execute and deliver, and perform its obligations under, each Note Purchase Agreement and Note.

3. The execution and delivery of, the borrowing under, and the performance of its obligations under, each Note Purchase Agreement and Note, in each case by the Company, have been duly authorized by all requisite limited liability company action by the Company. The Company has duly executed and delivered each Note Purchase Agreement and Note.

4. Each Note Purchase Agreement and Note constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5. Neither the execution and delivery of each Note Purchase Agreement and Note, nor the performance of its obligations thereunder, in each case by the Company:

(a) violates the articles of organization of the Company or the Fourth Amended and Restated Operating Agreement for Oaktree Capital Management, LLC, effective as of January 1, 2004;

(b) violates any federal or California state law or regulation (including, assuming that the proceeds of the loans contemplated by the Note Purchase Agreements and the Notes are used solely for the purposes set forth in Schedule 5.17 of the Note Purchase Agreements, Regulations T, U, and X of the Board of Governors of the Federal Reserve

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The Purchasers Identified on Attachment I hereto

June        , 2006

Board) that, in our experience, is normally required to be complied with in connection with transactions of the type contemplated by the Note Purchase Agreements and the Notes;

(c) to our knowledge, violates any existing order, judgment or decree of any federal or California court to which the Company is subject;

(d) constitutes a breach of the terms, conditions, or provisions of, or a default under, any contract or indenture set forth on Attachment III hereto;

(e) results in the creation or imposition of any lien upon an asset or property of the Company under any contract or indenture or instrument set forth on Attachment III hereto; or

(f) requires the consent or approval of, or any filing or registration with, any federal or California state governmental authority that, in our experience, is normally required in connection with transactions of the type contemplated by the Note Purchase Agreements and the Notes, except for the filing of a Notice of Transaction pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended.

6. No registration of the Notes is required under Section 5 of the Securities Act of 1933, as amended, and no qualification of an indenture is required under the Trust Indenture Act of 1939, as amended, if the offer or sale of the Notes to the Purchasers is conducted in accordance with each of the terms and conditions of the Note Purchase Agreements.

7. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

8. Based solely upon our research and review of information on the Securities and Exchange Commission’s Investment Adviser Public Disclosure website (http://www.adviserinfo.sec.gov/IAPD/Content/Search/iapd_OrgSearch.aspx) (last visited on June     , 2006) with respect to the registration status of the Company, the Company has registered as an “investment adviser” (as such term is defined in the Investment Advisers Act of 1940, as amended), and such registration was approved as of April 7, 1995.

9. To our knowledge, there are no actions or proceedings against the Company pending or overtly threatened in writing before any court, governmental agency or arbitrator that seek to challenge the validity or enforceability of the Note Purchase Agreements or the Notes.

In addition to any assumptions, qualifications and other matters set forth elsewhere herein, our opinions expressed herein are subject to the following:

Munger, Tolles & Olson LLP

The Purchasers Identified on Attachment I hereto

June        , 2006

A. Our opinions expressed herein are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer and equitable subordination, reorganization, moratorium, or similar law affecting creditors’ rights generally and to general principles of equity, including concepts of materiality, reasonableness, estoppel, and good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. In applying such equitable principles, a court might, among other things, not allow a creditor to accelerate the maturity of a debt upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants. Such principles applied by a court might also include a requirement that a creditor act with reasonableness and in good faith.

B. We are admitted to practice law only in the State of California. The law covered by the opinions expressed herein is limited to (i) the federal laws of the United States of America and (ii) laws of the State of California. We express no opinion as to the laws of any other jurisdiction, and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We note that the Note Purchase Agreements and the Notes include a provision electing the laws of the State of New York as the governing law thereof. With respect to our opinion set forth in Paragraph 4 above, we note that the validity of a choice-of-law provision in a contract is a question of fact under California law, and the validity of such a provision will be determined, in part, by the facts found by the court before which the validity of such provision is litigated. The California Supreme Court has held that California follows Section 187 of the Restatement (Second) Conflict of Laws, which “reflect[s] strong policy considerations favoring the enforcement” of contractual choice-of-law provisions. Nedlloyd Lines B.V. v. Superior Court, 3 Cal. 4th 459, 462 (1992). A number of California court decisions have held that where sophisticated parties to a contract have designated the laws of a specified state to govern a transaction, a California court will uphold such choice of law except where a fundamental policy of the State of California, the laws of which would govern absent the choice-of-law clause, is violated or where the state whose law is chosen has no substantial relationship with the transaction. In our view, the factors which should be considered by a California court that correctly applies the applicable California principles in determining the validity of the choice-of-law provisions in the Note Purchase Agreements and the Notes include the respective locations of the parties thereto, the degree of sophistication of the parties thereto, the venues or means of the negotiations relating to the Note Purchase Agreements and the Notes, the place of performance and the place where the funding of the Notes occurs. We have assumed, for purposes of this opinion, that (i) the Company has a significant presence, and conducts a substantial amount of business, in the State of New York, (ii) several of the Purchasers are located, or are managed by an investment adviser located, in the State of New York, (iii) several of the Purchasers conduct a substantial portion of their respective business from and/or in the State of New York, (iv) Purchasers’ counsel is located in the State of New York, and the terms of the Note Purchase Agreements and the Notes were negotiated by such counsel from the State of New York, (v) the placement agents are located in the State of New York, and the terms of the Note Purchase Agreements and the Notes were negotiated by such placement agents from the

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The Purchasers Identified on Attachment I hereto

June        , 2006

State of New York, (vi) the Note Purchase Agreements and the Notes were delivered by all parties in the State of New York, (vii) several of the Purchasers received notices relating to the Note Purchase Agreements and the Notes in the State of New York, (viii) some of the Notes were funded from the State of New York, and none were funded from the State of California, and (ix) the Purchasers, the Company and the placement agents each intends to create valid and enforceable rights under, and is knowingly choosing the law of the State of New York to govern, the Note Purchase Agreements and the Notes for bona fide business reasons. Based on the assumptions set forth above, among other things, and the holding and policy expressed in Nedlloyd, although the matter is not free from doubt, in our opinion, a California court or a United States court sitting in California to which the issue is properly presented and which correctly applies the applicable California principles should conclude that the express choice of New York law as the governing law for the Note Purchase Agreements and the Notes is enforceable as a matter of California choice-of-law provision rules. We note, however, that even if a California court or a United States court sitting in California were generally to uphold the New York choice of law in accordance with the terms of the Note Purchase Agreements and the Notes, the court might not apply New York law in construing or enforcing a particular provision of the Note Purchase Agreements or the Notes if such court could not determine the applicable law of New York or if application of New York law would violate a fundamental policy of the State of California. Further, if a California court or a United States court sitting in California concludes that California law is applicable to the Note Purchase Agreements and the Notes, our opinion is as set forth in Paragraph 4 above.

C. Our opinions with respect to the legality, validity, binding effect or enforceability of the Note Purchase Agreements and Notes are subject to the unenforceability under certain circumstances of provisions that may be construed as imposing penalties or forfeitures, late payment charges, or an increase in interest rate, upon delinquency in payment or the occurrence of default. Accordingly, we express no opinion relating to any provision in any of the Note Purchase Agreements and Notes relating to any of the foregoing.

D. In addition, we express no opinion as to:

(i) the availability of equitable remedies, including the availability of specific performance or injunctive relief;

(ii) provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or a delay in exercising rights or remedies will not operate as a waiver of any such right or remedy;

(iii) the waiver of any right or remedy, whether or not any Note Purchase Agreement or Note deems any such waiver or remedy commercially reasonable, if such waivers or remedies are determined (a) not to be commercially reasonable under applicable law, (b) to conflict with mandatory provisions of applicable law, (c) to be taken in a manner

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The Purchasers Identified on Attachment I hereto

June        , 2006

determined to be unreasonable or not performed in good faith or with fair dealing or with honesty in fact, or (d) to be broadly or vaguely stated or not to describe the right or duty purportedly waived with reasonable specificity;

(iv) provisions which expressly or implicitly waive or limit the benefits of statutory, regulatory or constitutional rights unless and to the extent such statute, regulation or constitution expressly allows such waiver or limitation;

(v) the unenforceability under certain circumstances of provisions relating to choice of law;

(vi) the effect of provisions of California law which provide that a written contract may be modified by an oral agreement to the extent such agreement is performed by the parties;

(vii) the effect of provisions of California law which provide that a court may not enforce or may limit the application of a contract or portions thereof that were unconscionable at the time the contract was made;

(viii) provisions relating to set-off or rights to set-off;

(ix) the effect of any party’s (other than the Company’s) compliance or noncompliance with any federal or state laws or regulations applicable to it or applicable to the transactions contemplated by the Note Purchase Agreements and the Notes due to the nature of such party’s business; and

(x) the effect of the laws of any jurisdiction other than those of the State of California that limit the rates of interest legally chargeable or collectible.

E. We call your attention to Section 1717 of the California Civil Code, which provides that where a contract permits one party to recover attorneys’ fees and costs incurred in connection with the enforcement of such contract, the prevailing party in any action to enforce such contract shall be entitled to recover its reasonable attorneys’ fees and costs, regardless of whether such prevailing party is the party specified in the contract.

F. We advise you that the obligations of the Company, and the rights and remedies of the Purchasers under the Note Purchase Agreements and the Notes, may be subject to possible limitations, including those set forth in this opinion letter. Such limitations may render unenforceable certain remedies, waivers, and other provisions of the Note Purchase Agreements and the Notes; provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion letter), make the remedies and procedures that will be afforded to the Purchasers inadequate for the practical realization of the principal benefits purported to be provided to the Purchasers by the Note Purchase Agreements and the Notes (except for the economic consequences of procedural or other delay).

Munger, Tolles & Olson LLP

The Purchasers Identified on Attachment I hereto

June        , 2006

G. We advise you that one or more of the contracts and indentures set forth on Attachment III hereto provides that such contract or indenture is governed by the laws of the State of New York. Notwithstanding such provisions, in rendering the opinions expressed in Paragraph 5 above, we have assumed, without investigation and with your consent, that each contract or indenture set forth on Attachment III hereto is governed by the laws of the State of California (without giving effect to the conflicts of laws provisions thereof). In addition, we express no opinion with respect to any breach or default under any contract or indenture set forth on Attachment III hereto that is not ascertainable from the face of such contract or indenture, including any calculation of financial ratios or the Company’s compliance with any financial covenant or similar restriction contained in any such agreement, contract, indenture or instrument.

H. Our use of the phrase “to our knowledge,” or any other similar language with respect to our knowledge, to qualify a statement in this opinion letter is intended to indicate that those attorneys in our firm who have given substantive attention to the representation of the Company in connection with the Note Purchase Agreements do not have current actual knowledge that the statement is inaccurate. Such phrase does not include any knowledge of other attorneys within our firm (regardless of whether they have represented or are representing the Company in connection with any other matter) or any constructive or imputed notice or knowledge of any matters or items of information. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court files or indices), and no inference as to our knowledge concerning any facts should be drawn as a result of the representation undertaken by us. In particular, we have not undertaken any docket search, judgment search or other investigation, examination or inquiry to determine the existence of any order, judgment or decree to which the Company is subject.

This opinion letter is expressly limited to the matters set forth above, and we express no opinion, whether by implication or otherwise, as to any other matters. The opinions expressed above are given as of the date hereof, and we disclaim any obligation to update or supplement this opinion letter, regardless of any change after the date hereof in any applicable law or our awareness after the date hereof of any facts that may change the opinions expressed above. This opinion letter is an expression of our professional judgment on the legal issues expressly addressed herein.

This opinion letter is being furnished to you and is solely for your benefit in connection with the issuance by the Company of $50,000,000 in aggregate principal amount of the Notes on the date hereof. This opinion letter may not be used, circulated, quoted, referred to or otherwise relied upon by you for any other purpose or by any other person (other than a subsequent holder of the Notes for the purposes hereof), nor may copies be delivered to any other person (other than your counsel or auditors or the counsel or auditors of such a subsequent holder), without, in each instance, our prior written consent, provided, however, that, without our prior written consent: (a) copies of this opinion letter may be provided (i) to your legal counsel,

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The Purchasers Identified on Attachment I hereto

June        , 2006

(ii) to prospective transferees of the Notes, (iii) to such prospective transferees’ legal counsel, (iv) to the National Association of Insurance Commissioners or any successor thereto, (v) to any state insurance commissioner or other governmental or regulatory authority with authority over you and (vi) as required by law or applicable regulation and (b) copies of this opinion letter may be provided to, and this opinion may be relied upon by, transferees of the Notes.

Very truly yours,

EXHIBIT 4.04(b)

FORM OF OPINION OF

SPECIAL COUNSEL FOR THE PURCHASERS

June         , 2006

To Each of the Purchasers

Listed on Schedule A to the

Note Purchase Agreements

Referred to Below

Re:	Oaktree Capital Management, LLC:

    $50,000,000 in Aggregate Principal Amount of

    6.09% Senior Notes due June 6, 2016

Ladies and Gentlemen:

We have acted as your special counsel in connection with your purchase today of $50,000,000 in aggregate principal amount of 6.09% Senior Notes due June 6, 2016 (the “Notes”) issued by Oaktree Capital Management, LLC, a California limited liability company (the “Company”), pursuant to each of the Note Purchase Agreements dated as of June 6, 2006 (collectively, the “Agreements”) among the Company and each of the purchasers listed on Schedule A thereto (the “Purchasers”). All capitalized terms used herein without definition have the meanings assigned thereto, directly or by cross-reference, in the Agreements.

In this regard, we have examined executed counterparts of the Agreements executed and delivered by the Company and the Purchasers. We also have examined the executed Notes being issued and delivered pursuant to the Agreements on the date hereof. In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other instruments, certificates, records and documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

Based upon the foregoing and subject to the qualifications and exclusions set forth below, we are of the opinion that:

1. The Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

2. The Notes have been duly executed, issued and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

Exh. 4.04(b)-1

3. Neither the execution, delivery or performance of the Agreements by the Company, nor the execution, delivery or performance of the Notes by the Company, nor the consummation of the transactions contemplated therein, nor the fulfillment by the Company of the terms, conditions or provisions thereof, will violate the Fourth Amended and Restated Operating Agreement of the Company, dated as of January 1, 2004, as amended and as presently in effect.

4. On the basis of the representations contained in §§ 5.15 and 6.01 of the Agreements, it is not necessary, in connection with the issuance and delivery of the Notes to you under the circumstances contemplated by the Agreements, to register the Notes under the Securities Act or to qualify an indenture with respect thereto under the Trust Indenture Act of 1939, as amended.

We have reviewed the opinion letter of Munger, Tolles & Olson LLP (“MT&O”), special counsel to the Company, dated the date hereof and delivered to you pursuant to Section 4.04(a) of the Agreements. Such opinion letter is satisfactory in form and scope to us and we believe that you are justified in relying thereon.

With your permission we have assumed the following: (a) the authenticity of original documents and genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the due authorization, execution and delivery on behalf of the respective parties thereto of the Agreements and the Notes and, except as specifically covered in the opinions set forth above, the legal, valid and binding effect thereof on each of such parties; and (e) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

Our opinion that any document is valid, binding or enforceable in accordance with its terms is qualified as to:

(a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance or transfer, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights generally;

(b) the unenforceability under certain circumstances of provisions imposing penalties; and

(c) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether enforceability is considered in a proceeding in equity or at law.

We are not opining on any law other than the law of the State of New York and the federal law of the United States of America.

Exh. 4.04(b)-2

This opinion letter is solely for your benefit in connection with the transaction referred to in the first paragraph hereof and may not be relied upon, or used by, circulated, quoted or referred to, nor copies hereof delivered to, any other person without our prior written approval, except that, without our prior written approval, (a) copies of this opinion letter may be provided (i) to your legal counsel, (ii) to prospective transferees of the Notes, (iii) to such prospective transferees’ legal counsel, (iv) to the National Association of Insurance Commissioners or any successor thereto, (v) to any state insurance commissioner or other governmental or regulatory authority with authority over you and (vi) as required by law or applicable regulation and (b) copies of this opinion letter may be provided to and this opinion may be relied upon by transferees of the Notes. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

Exh. 4.04(b)-3

EXHIBIT 13.02

FORM OF CERTIFICATE REGARDING EXEMPTION FROM

THE REGISTRATION REQUIREMENTS OF

THE SECURITIES ACT OF 1933, AS AMENDED

Oaktree Capital Management, LLC

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

In connection with the undersigned’s proposed transfer of $                    original principal amount of 6.09% Senior Notes due June 6, 2016 of Oaktree Capital Management, LLC, the undersigned hereby represents that such transfer shall be made pursuant to an available exemption from the registration requirements of the Securities Act of 1933, as amended.

Name of Note Holder

By:
Name: Title:

Date:

-i-